As filed with the Securities and Exchange Commission on May 1, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BOISE INC.

(Exact name of registrant as specified in its charter)

Delaware	20-8356960
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 West Jefferson Street, Suite 200, Boise, ID	83702-5388
(Address of Principal Executive Offices)	(Zip Code)

BOISE INC. INCENTIVE AND PERFORMANCE PLAN

(Full title of the plan)

KAREN E. GOWLAND

Vice President, General Counsel and Secretary

Boise Inc.

P.O. Box 990050

Boise, ID  83799-0050

(Name and address of agent for service)

208/384-7394

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☒	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price (1)	Amount of registration fee (1)
Common stock, $0.0001 par value	5,175,000 shares	$4.29	$22,200,750	$872.49

(1)  The shares of common stock being registered will be issued in connection with the Boise Inc. Incentive and Performance Plan.  The aggregate offering price and registration fee have been calculated in accordance with 17 C.F.R. 230.457(h) and in accordance with Section 6(b) of the Securities Act of 1933.  The average of the high and low prices for the common stock reported by the New York Stock Exchange on April 28, 2008 was $4.29  per share.

(2)  This registration statement also covers an indeterminate number of shares of Boise Inc. common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the Boise Inc. Incentive and Performance Plan.

Part I

Information Required in the Section 10(a) Prospectus

The SEC permits us to omit from this registration statement the information required under Item 1, Plan Information and Item 2, Registrant Information and Employee Plan Annual Information of Form S-8.  We deliver documents containing this information to our plan participants in accordance with Rule 428 under the Securities Act of 1933.

Part II

Information Required in the Registration Statement

Item 3.  Incorporation of Documents by Reference.

The SEC allows us to “incorporate by reference” the information we file with them.  This means we can disclose important information to you by referring you to those documents.  The information incorporated by reference is considered part of this Registration Statement as of the date of filing of that information with the SEC, and later information filed with the SEC will update and supersede this information.  We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934:

(1)           Annual Report on Form 10-K for the year ended December 31, 2007.

(2)           Definitive Proxy Statement dated January 23, 2008, used in connection with the Special Meeting of Shareholders held on February 5, 2008.

(3)           Current Reports on Form 8-K filed on January 16, 2008; January 18, 2008; January 25, 2008; February 5, 2008; February 8, 2008; February 27, 2008; and February 28, 2008 (two reports).

(4)           The description of the company’s common stock which appears on pages 57-60 of its Registration Statement on Form S-1 filed with the SEC on March 19, 2007, as amended by Forms S-1/A filed on April 26, 2007, May 21, 2007, and June 13, 2007; the subsequent Registration Statement on Form S-1 filed on June 19, 2007; and Form 8-A filed with the SEC on February 20, 2008.

You may request copies of these filings at no cost by contacting us at the following:

Investor Relations

Boise Inc.

P.O. Box 990050

Boise, ID  83799-0050

208/384-7045

InvestorRelations@boiseinc.com

Item 4.  Description of Securities.

Not required.

Item 5.  Interests of Named Experts and Counsel.

None.

Item 6.  Indemnification of Directors and Officers.

The Delaware General Corporation Law authorizes the company to indemnify its officers and directors under specified circumstances.  Our Second Amended and Restated Certificate of Incorporation and our Bylaws provide that we shall indemnify, to the extent permitted by Delaware law, our directors, officers, and employees against liabilities (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors, officers, or employees.  The Certificate of Incorporation provides that these indemnification rights are deemed to be a contract between the company and each director or officer to indemnify him or her to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers pursuant to the above provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable.

Our directors and officers are insured, under insurance policies maintained by the company, against expenses incurred in the defense of actions, suits, or proceedings and certain liabilities that might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been directors or officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Required exhibits are listed in the Index to Exhibits and are incorporated by reference.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

1.             To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.             That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.             To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.             That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.             Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Power of Attorney

Each person whose signature appears below appoints Alexander Toeldte and Karen E. Gowland, and each of them severally, acting alone and without the other, his true and lawful attorney-in-fact with authority to execute in the name of each such person and to file with the Securities and Exchange Commission, together with any exhibits and other documents, any and all amendments (including post-effective amendments) to this Registration Statement necessary or advisable to enable the company to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such other changes in the Registration Statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boise, state of Idaho, on April 30, 2008.

BOISE INC.

By	/s/ Alexander Toeldte
Alexander Toeldte
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title

/s/ Alexander Toeldte	President and Chief Executive Officer
Alexander Toeldte	(Principal Executive Officer)

Senior Vice President
/s/ Robert McNutt	and Chief Financial Officer
Robert McNutt	(Principal Financial Officer)

/s/ Samuel Cotterell	Vice President and Controller
Samuel Cotterell	(Principal Accounting Officer)

/s/ Carl A. Albert	Director
Carl A. Albert

/s/ Zaid S. Alsikafi	Director
Zaid S. Alsikafi

Signature	Title

/s/ Jonathan W. Berger	Director
Jonathan W. Berger

/s/ Jack Goldman	Director
Jack Goldman

/s/ Nathan D. Leight	Director
Nathan D. Leight

/s/ Thomas S. Souleles	Director
Thomas S. Souleles

/s/ W. Thomas Stephens	Director
W. Thomas Stephens

/s/ Alexander Toeldte	Director
Alexander Toeldte

/s/ Jason G. Weiss	Director
Jason G. Weiss

Dated April 30, 2008

INDEX TO EXHIBITS

Filed with Registration Statement on Form S-8

Number	Description	Page
4	Boise Inc. Incentive and Performance Plan	E-1
5	Opinion of Karen E. Gowland, Vice President, General Counsel and Secretary for the Company	E-28
23.1	Consent of KPMG LLP	E-29
23.2	Consent of McGladrey & Pullen, LLP	E-30
23.3	Consent of GOLDSTEIN GOLUB KESSLER LLP	E-31
23.4	Consent of Counsel (included in Exhibit 5)
24	Power of Attorney (included on signature page)	5

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